Exhibit 15.5

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

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In re:	:	Chapter 11
:
PACIFIC DRILLING VIII LIMITED, et al.,	:	Case No. 17-13203 (MEW)
:
	:	(Jointly Administered)
Debtors[1]	:
:
:

FINDINGS OF FACT, CONCLUSIONS OF

LAW, AND ORDER CONFIRMING AMENDED

JOINT PLAN OF LIQUIDATION/REORGANIZATION FOR

PACIFIC DRILLING SERVICES, INC. AND PACIFIC DRILLING VIII

LIMITED PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

WHEREAS, Pacific Drilling VIII Limited (“PDVIII”) and Pacific Drilling Services, Inc. (“PDSI”), as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Zonda Plan Debtors”), as “proponents of the plan” within the meaning of section 1129 of title 11 of the United States Code (the “Bankruptcy Code”), filed the Amended Joint Plan of Liquidation/Reorganization for Pacific Drilling Services, Inc. and Pacific Drilling VIII Limited Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 30],  dated as of January 22, 2019  (the “Proposed Plan” and, as modified by this Order, the “Plan”)2 and the Disclosure Statement for the Joint Plan of Reorganization/Liquidation for Pacific Drilling Services, Inc. and

1      The Zonda Plan Debtors in these chapter 11 cases and, if applicable, the last four digits of their U.S. taxpayer identification numbers are:  Pacific Drilling VIII Limited and Pacific Drilling Services, Inc. (5302).

2      Capitalized terms used but not otherwise herein defined shall have the meanings ascribed to such terms in (a) the Plan, a copy of which is annexed hereto as Exhibit A, or (b) the Zonda Plan Debtors’ Memorandum of Law in Support of Confirmation of Amended Joint Plan of Liquidation/Reorganization for Pacific Drilling Services, Inc. and Pacific Drilling VIII Limited Pursuant to Chapter 11 of the Bankruptcy Code, dated as of January 22, 2019 [Docket No. 32] (the “Confirmation Brief”), as applicable.  Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

Pacific Drilling VIII Limited Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 14], dated as of December 21, 2018 (the “Disclosure Statement”);

WHEREAS, on December 21, 2018, the Zonda Plan Debtors filed the Zonda Plan Debtors’ Motion for an Order Approving (I) The Disclosure Statement;  (II)  Procedures for Solicitation;  (III) Forms of Ballots and Notices;  (IV) Procedures for Tabulation of Votes;  and (V) Procedures for Objections to Approval of the Disclosure Statement and Confirmation of the Plan [Docket No. 15] (the “Solicitation Procedures Motion”);

WHEREAS, on December 21, 2018, the Zonda Plan Debtors filed the Zonda Plan Debtors’ Ex Parte Application for Entry of an Order (I) Approving Certain Key Dates Relating to Confirmation of the Zonda Plan and Approval of Related Disclosure Statement, (II)  Shortening Notice with Respect Thereto, (III) Approving Form and Manner of Combined Hearing Notice, and (IV) Granting Related Relief [Docket No. 16] (the “Scheduling Motion”);

WHEREAS, on December 28, 2018, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered the Order (I) Approving Certain Key Dates Relating to Confirmation of the Zonda Plan and Approval of Related Disclosure Statement, (II) Shortening Notice with Respect Thereto, (III) Approving Form and Manner of Combined Hearing Notice, and (IV) Granting Related Relief  [Docket No. 18] (the “Scheduling Order”), which among other things, scheduled a combined hearing to consider approval of the Disclosure Statement and confirmation of the Proposed Plan (the “Combined Hearing”) for January 24, 2019 at 10:00 a.m. (prevailing Eastern Time);

WHEREAS, pursuant to the Scheduling Order and the procedures for solicitation of votes to accept or reject the Proposed Plan (the “Solicitation Procedures”), the Court established January 14, 2019, at 5:00 p.m. (prevailing Eastern Time) as the deadline to vote on the Proposed Plan (the “Voting Deadline”) and January 17, 2019, at 4:00 p.m. (prevailing Eastern Time) as the deadline to file any objection to the Proposed Plan, the Disclosure Statement, or the Solicitation Procedures Motion (the “Objection Deadline”);

WHEREAS, on December 28, 2018, the Zonda Plan Debtors filed the Notice of (I) Combined Hearing to Consider Approval of Disclosure Statement and Plan Confirmation and (II) Deadline for Objection to Plan and Disclosure Statement [Docket No. 19] (the “Combined Hearing Notice”);

WHEREAS, on December 31, 2018, as set forth in the Affidavit of Service of Solicitation Materials [Docket No. 22], dated as of January 4, 2019, admitted into evidence at the Combined Hearing (the “Solicitation Materials Declaration”), the Zonda Plan Debtors, through the Solicitation Agent, caused copies of the following documents to be served, via first class mail, to the voting Classes under the Proposed Plan (Class 4A – Zonda Secured Claims, Class 4B – Zonda Secured Claims, Class 5A – Zonda Deficiency Claims,  and Class 5B – Zonda Deficiency Claims):  (a) the Disclosure Statement with the Proposed Plan annexed thereto;  (b) the Disclosure Statement Approval Order (as defined in the Solicitation Procedures Motion) without exhibits;  (c)  the Combined Hearing Notice;  and (d) the appropriate Ballot, along with a postage-prepaid return envelope;

WHEREAS, on December 31, 2018, as set forth in the Solicitation Materials Declaration, the Zonda Plan Debtors, through the Solicitation Agent, caused copies of the following to the served, via first class mail, to Holders of Claims and Interests in Classes 1A–1B, 2A–2B, 3A–3B,  6A–6B, 7A, 8A–8B, 9A and 9B of the Proposed Plan:  (a) the Disclosure Statement Approval Order;  (b) the Combined Hearing Notice;  and (c) the Notice of Non-Voting Status, which notice:  (i) identified the treatment of Classes that are either Unimpaired or consenting to their treatment under the Proposed Plan;  (ii) set forth the manner in which a copy of the Disclosure Statement and Proposed Plan may be obtained;  (iii) provided notice of the

Combined Hearing and the Objection Deadline, as well as procedures for filing objections and responses to approval of the Disclosure Statement or Confirmation of the Proposed Plan;   and (iv) provided disclosure regarding the releases, injunctions, and exculpations provided for in the Proposed Plan and an opportunity to “opt in” to the releases through the Voting Agent;

WHEREAS, on January 7, 2019, the Zonda Plan Debtors filed the Plan Supplement in Connection with the Joint Plan of Liquidation/Reorganization for Pacific Drilling Services, Inc. and Pacific Drilling VIII Limited Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 23] (collectively, and as thereafter amended, modified, or supplemented from time to time, the “Plan Supplement”);

WHEREAS, on January 16, 2019, the Zonda Plan Debtors filed the Notice of Filing of Exhibit C to the Disclosure Statement for the Joint Plan of Liquidation/Reorganization for Pacific Drilling Services, Inc. and Pacific Drilling VIII Limited Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 26], which included the Liquidation Analysis;

WHEREAS, the Declaration of Jeffrey W. Kopa of AlixPartners, LLP in Support of Confirmation of Amended Joint Plan of Liquidation/Reorganization for Pacific Drilling Services, Inc. and Pacific Drilling VIII Limited  (the “Kopa Declaration” or the “Confirmation Declaration”) was attached as Exhibit A to the Confirmation Brief in support of Confirmation of the Proposed Plan and was  admitted into evidence at the Combined Hearing;

WHEREAS, the Declaration of James Daloia of Prime Clerk Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Joint Plan of Liquidation/Reorganization for Pacific Drilling Services, Inc. and Pacific Drilling VIII Limited Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 28], dated January 17, 2019 (the “Voting Report”), attesting and certifying the method and results of the tabulation for Claims in Class 4A – Zonda Secured Claims, Class 4B – Zonda Secured Claims, Class 5A – Zonda

Deficiency Claims, and Class 5B – Zonda Deficiency Claims (collectively, the “Undersecured Claims”) entitled to vote to accept or reject the Proposed Plan;  was previously filed in these Chapter 11 Cases in support of Confirmation of the Proposed Plan and was admitted into evidence at the Combined Hearing (collectively with the Confirmation Declarations and the Solicitation Materials Declaration, the “Declarations”);

WHEREAS, the Combined Hearing was held on January 24, 2019;  and

WHEREAS, the Court made certain rulings at the Combined Hearing that are reflected below,

NOW, THEREFORE, based on the Declarations, the record of the Combined Hearing, including all the evidence proffered or adduced, and the arguments of counsel made, at the Combined Hearing, the entire record of the Chapter 11 Cases, and the record of the PDSA case, through November 16, 2018; and after due deliberation thereon and sufficient cause appearing therefor,

IT IS HEREBY ORDERED, FOUND AND DETERMINED THAT:

DEEMED MODIFICATIONS TO THE PROPOSED PLAN

The changes set forth below shall be deemed to be incorporated in the Proposed Plan, and all references in this Order to the “Plan” shall constitute references to the Proposed Plan as modified by the changes set forth in items I through V, below.

I.          Typographical Corrections.  The definition of “Professional Fee Escrow” in section 1.108 of the Proposed Plan is deemed to be modified to substitute the phrase “Liquidation Trust” in place of the words “Liquidatrion Trust.”

II.         Definition of Releasing Parties.  The Proposed Plan provides for certain consensual releases.  In that regard, and for the reasons stated on the record at the Combined

Hearing, section 1.115 of the Proposed Plan is deemed to have been modified so that it shall read as follows:

1.115  Releasing Party means, collectively and in each case in their capacity as such: (a) each Released Party, (b) each Holder of a Claim or Interest who was entitled to vote on the Plan and voted to accept the Plan; (c) each Holder of a Claim or Interest who did not vote to accept the Plan but checked the box on the applicable Ballot or Notice of Non-Voting Status indicating that they opt to grant the releases provided in the Plan; and (d) with respect to each of the foregoing Entities in clauses (a) through (c), such Entities’ or Persons’ successors and assigns.

III.       Discharge Provisions.  Sections 2.1, 3.3 and 8.9 of the Proposed Plan provide that payments that are to be made under the Proposed Plan will be made in “full and final satisfaction, settlement, release and discharge” or in “complete and final satisfaction, settlement, and discharge” of the underlying claims or obligations.  Section 12.3(a) of the Proposed Plan also contemplates a discharge of the Zonda Plan Debtors.  However, the Proposed Plan contemplates the possibility of liquidation in the event the Zonda Plan Debtors do not Prevail in the Zonda Arbitration (as the terms “Prevail” and “Zonda Arbitration” are defined in the Proposed Plan). The releases that Releasing Parties have provided consensually pursuant to section 12.2 of the Proposed Plan are enforceable and will be enforced regardless of whether a liquidation occurs.  However, if a liquidation occurs the Zonda Plan Debtors will not be entitled to a discharge of obligations pursuant to section 1141 of the Bankruptcy Code.  It is not enough just to eliminate the reference to a “discharge” in sections 2.1, 3.3, 8.9 and 12.3(a) because the remaining terms, which propose that all payments are to be in “full” or “complete” satisfaction, “release” and “settlement” of all of the underlying obligations, would (if approved) be the same as granting a discharge.  If section 1141 does not permit a discharge, the Court may not grant the same thing just by using different words that have the same effect.  Accordingly:

(a)        The consensual releases set forth in Section 12.2 of the Proposed Plan shall be approved and enforced as set forth in this Order and on behalf of “Releasing

Parties” as that term is defined above, regardless of whether the Proposed Plan results in a liquidation;

(b)        To the extent that the Zonda Plan Debtors Prevail in the Zonda Arbitration, the Debtors will continue in operations and will be entitled to a discharge, in which case the provisions of sections 2.1, 3.3, 8.9 and 12.3(a) of the Proposed Plan that contemplate that payments are in full satisfaction, settlement, release and discharge of the underlying obligations shall be effective and shall be enforced; and

(c)        To the extent that the Debtors do not Prevail in the Zonda Arbitration, the provisions in sections 2.1, 3.3, 8.9 and 12.3(a) of the Proposed Plan that state that the proposed payments are made in full or complete satisfaction, settlement, release and/or discharge of the underlying obligations shall not be applicable, and such underlying obligations shall be released only to the extent they have been released consensually by Releasing Parties pursuant to section 12.2 of the Plan and this Confirmation Order.

(d)        Nothing in the modifications described in subparagraphs (a) through (c) above is intended to foreclose an argument that as a matter of non-bankruptcy law the payment, in full, of a claim or expense obligation constitutes a “satisfaction” of that claim or expense obligation.

(e)        In addition, and for the avoidance of doubt: notwithstanding the technical issue as to whether certain claims are fully settled, released, satisfied or discharged, all assets of the Zonda Debtors shall be applied to the payment of claims and expenses only in the manner and in the order set forth in the Plan, and creditors shall be enjoined from interfering with the distributions and payments contemplated by the Plan.

IV.       Effect of a Failure to List Claims.  For the reasons stated on the record at the Combined Hearing, the last sentence of section 7.3 of the Proposed Plan is modified to state as follows:

“The failure of the Zonda Plan Debtors to specifically list any claim, right of action, suit, proceeding, or other Retained Action in this Plan, the Disclosure Statement, the Plan Supplement, or otherwise does not, and will not be deemed to, constitute a waiver or release by the Zonda Plan Debtors, the Reorganized Zonda Plan Debtors, or the Liquidation Trust, as applicable, of such claim, right of action, suit, proceeding, or other Retained Action, and the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, will retain the right to pursue such claims, rights of action, suits, proceedings, and other Retained Actions in their sole discretion and, therefore, the failure to list a claim, right of action, suit, proceeding or other Retained Action shall not result in any limitation of the right to pursue the same upon and after the Confirmation or consummation of this Plan based on any preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches.

V.        Unclaimed Property.  For the reasons set forth on the record at the Combined Hearing, the last sentence of section 8.8 of the Proposed Plan is modified to state as follows:

“The Reorganized Debtors, the Liquidation Trust, as applicable, and the Disbursing Agent shall use reasonable efforts to locate any Holder of an Allowed Claim whose distribution is returned as undeliverable.”

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.        Findings of Fact and Conclusions of Law.

1.         The findings and conclusions set forth herein, together with the findings of fact and conclusions of law set forth in the record of the Combined Hearing, constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.         Exclusive Jurisdiction;  Venue;  Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)).

2.         The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper under 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L), and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

C.        Commencement and Administration of the Chapter 11 Cases.

3.         On November 12, 2017 (the “Petition Date”), each Zonda Plan Debtor commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code.  The Zonda Plan Debtors are authorized to continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  On September 7, 2018, the U.S. Trustee appointed an official committee of unsecured creditors (the “Committee”) pursuant to the Notice of Appointment of Official Committee of Unsecured Creditors, filed in the PDSA case [Docket No. 519].  The Committee was disbanded on September 28, 2018 pursuant to the Notice of Disbandment of Official Committee of Unsecured Creditors, filed in the PDSA case [Docket No. 626].  No trustee, examiner, or committee of equity holders has been appointed in these Chapter 11 Cases.

4.         On November 7, 2018, the Zonda Plan Debtors and the Non-Zonda Debtors filed a Motion for an Order (I) Amending the Debtors’ Joint Administration Order, and (II) Granting Related Relief [Docket No. 7] (the “Zonda Joint Administration Motion”).  On November 16, 2018, the Court entered the Order (I) Amending the Debtors’ Joint Administration Order, and (II) Granting Related Relief [Docket No. 9] (the “Zonda Joint Administration Order”), which among other things, provided for the Zonda Plan Debtors’ cases to be separately administered from the main PDSA case.  Pursuant to the Zonda Joint Administration Order, these Chapter 11 Cases are being jointly administered for procedural purposes only pursuant to Bankruptcy Rule 1015(b).

D.        Judicial Notice.

5.         The Court takes judicial notice of the docket of the Chapter 11 Cases, and the docket of the PDSA case through November 16, 2018, maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and the evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases, and in the PDSA case through November 16, 2018, including, but not limited to, the Combined Hearing.

E.         Burden of Proof.

6.         The Zonda Plan Debtors have satisfied their burden of proving by a preponderance of the evidence that the Plan satisfies the requirements of section 1129(a) of the Bankruptcy Code.

F.         Section 1129(b) Inapplicable.

7.         Section 1129(b) of the Bankruptcy Code is not applicable to the Plan because all four of the Impaired classes voted to accept the Plan.

G.        Transmittal and Mailing of Materials;  Notice.

8.         The Solicitation Packages, which were transmitted and served as set forth in the Solicitation Materials Declaration, have been transmitted and served in compliance with the Solicitation Procedures Motion, the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.  Such transmittal and service were adequate and sufficient, and no other or further notice is or shall be required.

H.        Voting.

9.         Votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures Motion, and the Scheduling Order.

I.          Plan Supplement.

10.       The Zonda Plan Debtors filed the Plan Supplement, which includes (a) the Liquidation Trust Agreement, (b) the Schedule of Assumed Executory Contracts and Unexpired Leases, and (c) the information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.  All such materials comply with the terms of the Plan, and the filing and notice of such documents is good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable rules, laws, and regulations, and no other or further notice is or shall be required.

J.         Bankruptcy Rule 3016(a).

11.       In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Zonda Plan Debtors as the proponents of the Plan.

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

K.        Plan Compliance with Bankruptcy Code – 11 U.S.C. § 1129(a)(1).

12.       The Plan complies with all applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

L.         Proper Classification – 11 U.S.C. §§ 1122, 1123(a)(1).

13.       In addition to Administrative Expense Claims, Professional Fee Claims, and Priority Tax Claims, which need not be classified, the Plan designates the following nine Classes of Claims and Interests:  Classes 1A–1B (Secured Tax Claims), Classes 2A–2B (Other Secured Claims), Classes 3A–3B (Other Priority Claims), Classes 4A–4B (Zonda Secured Claims), Classes

5A–5B (Zonda Deficiency Claims), Classes   6A– 6B (Convenience Claims), Class 7A (Insurance Covered Claims), Classes 8A–8B (Intercompany Claims), Class 9A (PDSI Interests), and Class 9B (PDVIII Interests).  The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class.3  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such classification does not unfairly discriminate between Holders of Claims and Interests.  Accordingly, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

M.        Specified Unimpaired Classes – 11 U.S.C. § 1123(a)(2).

14.        Article III of the Plan specifies that Classes 1A–1B (Secured Tax Claims), Classes 2A–2B (Other Secured Claims), Classes 3A–3B (Other Priority Claims), Classes 6A–6B  (Convenience Claims), Class 7A (Insurance Covered Claims), Classes 8A–8B (Intercompany Claims), Class 9A (PDSI Interests), and Class 9B (PDVIII Interests), are either Unimpaired under the Plan or are consenting to their treatment under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

N.        Specified Treatment of Impaired Classes – 11 U.S.C. § 1123(a)(3).

15.       Article III of the Plan designates Class 4A (Zonda Secured Claims), Class 4B (Zonda Secured Claims), Class 5A (Zonda Deficiency Claims), and Class 5B (Zonda Deficiency Claims) as Impaired and specifies the treatment of Claims in such Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

3        The Zonda Plan Debtors do not believe that they own the Pacific Zonda.  The Zonda Plan Debtors expect to Prevail in the Zonda Arbitration, but if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Zonda Plan Debtors expect SHI will be required to look to the Pacific Zonda to satisfy all or a portion of its Zonda Secured Claim.

O.        No Discrimination – 11 U.S.C. § 1123(a)(4).

16.       The Plan provides for the same treatment of each Claim or Interest in each respective Class or subclass pertaining to each Zonda Plan Debtor Group unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of its Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

P.         Implementation of Plan – 11 U.S.C. § 1123(a)(5).

17.       The Plan and the various documents and agreements referred to therein or set forth in the Plan Supplement provide adequate and proper means for the Plan’s implementation, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including, without limitation, (a) the vesting of the assets of the Zonda Plan Debtors in the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, and the cancellation of existing security agreements and interests, except as provided pursuant to the Plan and this Confirmation Order, (b) if the Zonda Plan Debtors Prevail in the Zonda Arbitration:  (i) the continued corporate existence of the Zonda Plan Debtors, (ii)  sources of cash for distributions and operations, and (iii) the consummation of the transactions contemplated by the New First Lien Notes Documentation and the New Second Lien PIK Toggle Notes Documentation, and (c) if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration:  (i) the continued corporate existence of PDSI, and the dissolution of PDVIII, (ii) the sources of cash for payment of claims,  (iii) the creation of the Liquidation Trust, (iv) the appointment of the Liquidation Trustee, and (v) the creation of the Liquidation Trust Funding Amount Escrow Account.

Q.        Nonvoting Equity Securities – 11 U.S.C. § 1123(a)(6).

18.       The certificates of incorporation, articles of incorporation, limited liability company agreements, operating agreements, or similar governing documents, as applicable, of the Zonda Plan Debtors have been or shall be amended on or prior to the Effective Date to prohibit the issuance of non-voting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

R.        Selection of Officers, Directors, or Trustees – 11 U.S.C. § 1123(a)(7).

19.       The Plan Supplement and Section 7.5 of the Plan contain provisions with respect to the selection of directors and officers of the Reorganized Zonda Debtors that are consistent with the interests of creditors, equity security holders, and public policy.  The Plan also provides that the Liquidation Trustee will be approved in accordance with the Liquidation Trust Agreement, which is consistent with the interests of the Holders of the Liquidation Trust Interests and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

S.         Impairment/Unimpairment of Classes of Claims and Equity Interests – 11 U.S.C. § 1123(b)(1).

20.       As contemplated by section 1123(b)(1) of the Bankruptcy Code, Class 4A (Zonda Secured Claims), Class 4B (Zonda Secured Claims), Class 5A (Zonda Deficiency Claims), and Class 5B (Zonda Deficiency Claims) are Impaired under the Plan.  Classes 1A–1B (Secured Tax Claims), Classes 2A–2B (Other Secured Claims), Classes 3A–3B (Other Priority Claims), Classes 6A–6B (Convenience Claims), Class 7A (Insurance Covered Claims), and Classes 8A–8B (Intercompany Claims) are Unimpaired under the Plan.  Class 9A (PDSI Interests) and Class 9B (PDVIII Interests) are either Unimpaired under the Plan or Impaired under the Plan but are not entitled to vote.

T.         Assumption and Rejection of Executory Contracts and Unexpired Leases – 11 U.S.C. § 1123(b)(2).

21.       Article X of the Plan governing the assumption and rejection of Executory Contracts and Unexpired Leases satisfies the requirements of section 365(b) of the Bankruptcy Code and, accordingly, the requirements of section 1123(b)(2) of the Bankruptcy Code.

U.        Preservation of Claims and Causes of Action – 11 U.S.C. § 1123(b)(3).

22.       In accordance and compliance with section 1123(b)(3)(B) of the Bankruptcy Code, Section 7.3 of the Plan appropriately provides for the preservation of Retained Actions in the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, as follows:  after the Effective Date if the Zonda Plan Debtors Prevail in the Zonda Arbitration, the Reorganized Zonda Debtors, and if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust, in their respective sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce Retained Actions (or decline to do any of the foregoing), without further approval of the Court.  The provisions regarding the Retained Actions in the Plan are appropriate and are in the best interests of the Zonda Plan Debtors or the Liquidation Trust, as applicable.

V.        Modification of Rights – 11 U.S.C. § 1123(b)(5).

23.       In accordance and compliance with section 1123(b)(5) of the Bankruptcy Code, the Plan properly modifies the rights of Holders of Claims in Class 4A (Zonda Secured Claims), Class 4B (Zonda Secured Claims), Class 5A (Zonda Deficiency Claims), and Class 5B (Zonda Deficiency Claims).  The Plan also leaves unaffected the rights of Holders of Claims and Interests in Classes 1A–1B (Secured Tax Claims), Classes 2A–2B (Other Secured Claims), Classes 3A–3B (Other Priority Claims), Classes 6A–6B (Convenience Claims), Class 7A (Insurance Covered Claims), Classes 8A–8B (Intercompany Claims), Class 9A (PDSI Interests), and Class 9B (PDVIII Interests).

W.       Additional Plan Provisions – 11 U.S.C. § 1123(b)(6).

24.       The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code.

The failure to specifically address a provision of the Bankruptcy Code in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

X.        Zonda Plan Debtors Are Not Individuals – 11 U.S.C. § 1123(c).

25.       The Zonda Plan Debtors are not individuals and, accordingly, section 1123(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

Y.        Cure of Defaults – 11 U.S.C. § 1123(d).

26.       The Plan does not provide for the cure of any defaults by the Zonda Plan Debtors.  Thus, section 1123(d) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

Z.         Zonda Plan Debtors’ Compliance with Bankruptcy Code – 11 U.S.C. § 1129(a)(2).

27.       The Zonda Plan Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.  Specifically:

a.          the Zonda Plan Debtors are proper debtors under section 109 of the Bankruptcy Code;

b.         the Zonda Plan Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of this Court;  and

c.          the Zonda Plan Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Solicitation Procedures Motion, and the Scheduling Order in transmitting the Disclosure Statement, the Plan, the Ballots, and related documents and notices and in soliciting and tabulating votes on the Plan.

AA.            Plan Proposed in Good Faith – 11 U.S.C. § 1129(a)(3).

28.       The Zonda Plan Debtors have proposed the Plan and all other agreements, documents, and instruments necessary to effectuate the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  The Zonda Plan Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, and the record of the Combined Hearing and other proceedings held in these Chapter

11 Cases.  The Plan, the Plan Documents, and other agreements and documents contemplated thereby are based upon extensive, arms’-length, good faith negotiations between and among the Zonda Plan Debtors and Samsung Heavy Industries, Inc. (“SHI”), and represents the culmination of several months of discussions among the foregoing parties.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Zonda Plan Debtors’ Estates and effectuating a successful reorganization or orderly liquidation of the Zonda Plan Debtors.  Further, the Plan’s classification, indemnification, exculpation, release, settlement, and injunction provisions, including, without limitation, Article XII of the Plan, have been negotiated in good faith and at arms’ length, consistent with sections 105, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code.

BB.            Payments for Services or Costs and Expenses – 11 U.S.C. § 1129(a)(4).

29.       Any payment made or to be made by any of the Zonda Plan Debtors for services or for costs and expenses incurred prior to the Effective Date in connection with these Chapter 11 Cases, or in connection with the Plan and incidental to these Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

CC.           Directors, Officers, and Insiders – 11 U.S.C. § 1129(a)(5).

30.       Upon and following the Effective Date, the individuals identified in the Plan Supplement shall be the directors of the Reorganized Zonda Debtors, or the Zonda Plan Debtors, as applicable, along with such additional directors as may be designated consistent with the terms of the Plan.  The officers of the respective Zonda Plan Debtors immediately before the Effective Date shall serve as the initial officers of each of the respective Reorganized Zonda Debtors on or after the Effective Date and in accordance with any employment agreement with the Reorganized Zonda Debtors and applicable nonbankruptcy law.  After the Effective Date, the selection of officers of the Reorganized Zonda Debtors shall be as provided by their respective organizational documents.  Except as otherwise provided in the Plan Supplement, and to the extent applicable, the members of the board of directors for each of the Reorganized Zonda Debtors shall be determined as set forth in the Reorganized Zonda Debtors’ organizational documents.  The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Zonda Debtors or the Zonda Plan Debtors, as applicable, after confirmation of the Plan have been fully disclosed, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Interests in the Reorganized Zonda Debtors and with public policy.  The Plan also provides that the Liquidation Trustee will be approved pursuant to the Liquidation Trust Agreement, which is consistent with the interests of the Holders of the Liquidation Trust Interests and with public policy.  The Zonda Plan Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.

DD.            No Rate Changes – 11 U.S.C. § 1129(a)(6).

31.       The Plan does not provide for rate changes by any of the Reorganized Zonda Debtors.  Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

EE.            Best Interests of Creditors – 11 U.S.C. § 1129(a)(7).

32.       The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The Disclosure Statement, the Plan Supplement, the Kopa Declaration, the Voting Report, and the other evidence proffered or adduced at the Combined Hearing (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that each Holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Zonda Plan Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date in both liquidation scenarios.

FF.             Acceptance by Certain Classes – 11 U.S.C. § 1129(a)(8).

33.       Classes 1A–1B (Secured Tax Claims), Classes 2A–2B (Other Secured Claims), Classes 3A–3B (Other Priority Claims), Classes 6A–6B (Convenience Claims), Class 7A (Insurance Covered Claims), Classes 8A–8B (Intercompany Claims), Class 9A (PDSI Interests), and Class 9B (PDVIII Interests) are either Unimpaired under the Plan, or Impaired under the Plan but consenting to the Plan under either scenario, and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Class 4A (Zonda Secured Claims), Class 4B (Zonda Secured Claims), Class 5A (Zonda Deficiency Claims), and Class 5B (Zonda Deficiency Claims) have voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code.  Accordingly, section 1129(a)(8) of the Bankruptcy Code is satisfied.

GG.           Treatment of Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims – 11 U.S.C. § 1129(a)(9).

34.       The treatment of Administrative Expense Claims, Priority Tax Claims, and Professional Fee Claims, pursuant to Sections 2.1, 2.2, and 2.3 of the Plan, respectively, satisfies the requirements of sections 1129(a)(9)(A), (C), and (D) of the Bankruptcy Code, as applicable.  The treatment of Other Priority Claims pursuant to Section 3.3(c) of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code.  On the Effective Date, the Zonda Plan Debtors or the Reorganized Zonda Debtors, as applicable, will have sufficient Cash to pay Allowed Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims, and to fund the Professional Fee Escrow.

HH.           Acceptance by Impaired Classes – 11 U.S.C. § 1129(a)(10).

35.       Class 4A (Zonda Secured Claims), Class 4B (Zonda Secured Claims), Class 5A (Zonda Deficiency Claims), and Class 5B (Zonda Deficiency Claims) voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

II.              Feasibility – 11 U.S.C. § 1129(a)(11).

36.       The Disclosure Statement, the Plan Supplement, the Kopa Declaration, and the other evidence proffered or adduced at the Combined Hearing (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that if the Zonda Plan Debtors Prevail in the Zonda Arbitration or if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Plan is feasible and that Confirmation of the Plan is not likely to be followed by the need for further liquidation or further financial reorganization, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

JJ.             Payment of Statutory Fees – 11 U.S.C. § 1129(a)(12).

37.       Pursuant to Section 12.1 of the Plan, all fees payable under section 1930 of chapter 123 of title 28 of the United States Code, together with any interest pursuant to section 3717 of title 31 of the United States Code, will be paid on the Effective Date and thereafter as may be required until the cases are closed, dismissed, or converted to chapter 7.  Thus, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

KK.           Benefit Plans – 11 U.S.C. § 1129(a)(13).

38.       The Zonda Plan Debtors have no obligations to provide retiree benefits, and if PDSI had any such obligations those obligations were assumed and assigned pursuant to the First through Ninth Omnibus Assumption and Assignment Motions, filed in the PDSA case [Docket Nos. 641-643, 645, 655-658 and 695], and therefore, section 1129(a)(13) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

LL.            Domestic Support Obligations – 11 U.S.C. § 1129(a)(14).

39.       The Zonda Plan Debtors are not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

MM.         The Zonda Plan Debtors Are Not Individuals – 11 U.S.C. § 1129(a)(15).

40.       The Zonda Plan Debtors are not individuals, and therefore, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

NN.           No Applicable Nonbankruptcy Law Regarding Transfers – 11 U.S.C. § 1129(a)(16).

41.       Each of the Zonda Plan Debtors that is a corporation is a moneyed, business, or commercial corporation or trust, and therefore, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

OO.           Only One Plan – 11 U.S.C. § 1129(c).

42.       Because the Plan is the only chapter 11 plan filed in these Chapter 11 Cases, the Plan satisfies section 1129(c) of the Bankruptcy Code.

PP.            Principal Purpose of the Plan – 11 U.S.C. § 1129(d).

43.       Because the principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, the Plan satisfies section 1129(d) of the Bankruptcy Code.

QQ.           Small Business Case – 11 U.S.C. § 1129(e).

44.       None of these Chapter 11 Cases is a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

RR.           Good Faith Solicitation – 11 U.S.C. § 1125(e).

45.       Based on the record before the Court in these Chapter 11 Cases, the Zonda Plan Debtors and their directors, officers, employees, members, agents, advisors, and professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Solicitation Procedures Motion, and the Scheduling Order in connection with all of their respective activities relating to the solicitation of acceptances or rejections of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions in Section 12.5 of the Plan.

SS.             Injunctions, Exculpations, and Releases.

46.       The Court has jurisdiction under sections 1334(a) and (b) of the United States Code to approve the injunctions or stays, injunction against interference with the Plan, releases, and exculpations as set forth in the Plan, including those set forth in Article XII of the Plan.  The Zonda Plan Debtor Release under Section 12.2(a) of the Plan is reasonable in scope and no objections have been filed.  The Third Party Release as set forth in Section 12.2(b) of the Plan is subject to the exceptions set forth therein and the exceptions set forth in paragraphs 82 and 83 of this Order, has been provided consensually, is integral to the Plan, and is therefore consistent with prior case law, permissible, and reasonable.  The exculpation provisions in Section 12.5 of the Plan are subject to the exceptions set forth therein and in paragraphs 82 and 83 of this Order, are consistent with prior case law, reasonable in scope, integral to the Plan, and appropriate.

TT.            Implementation.

47.       All documents necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith and at arms’ length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

UU.            Executory Contracts and Unexpired Leases.

48.       The Zonda Plan Debtors have exercised reasonable business judgment in determining whether to assume or reject Executory Contracts and Unexpired Leases pursuant to Section 10.1 of the Plan.  Each rejection of an Executory Contract or Unexpired Lease pursuant to Section 10.1 of the Plan shall be legal, valid, and binding upon the Reorganized Zonda Debtors and their successors and assigns and all non-Zonda Plan Debtor parties and their successors and assigns to such Executory Contract or Unexpired Lease, all to the same extent as if such rejection had been effectuated pursuant to an order of the Court under section 365 of the Bankruptcy Code entered before entry of this Confirmation Order.

VV.           Good Faith.

49.       The Released Parties will be acting in good faith if they proceed to (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby, and (b) take the actions authorized and directed by this Confirmation Order or the Plan.

WW.         Conditions Precedent to Effective Date.

50.       Without limiting any applicable restrictions or rights of certain parties, the conditions precedent to the Effective Date set forth in Section 11.2 of the Plan may be waived in writing in whole or in part by the Zonda Plan Debtors if the Zonda Plan Debtors Prevail in the Zonda Arbitration, or by SHI if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, without notice or order of the Court.

XX.           Satisfaction of Confirmation Requirements.

51.       The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

YY.            Objections.

52.       All parties have had a full and fair opportunity to litigate all issues raised, or which might have been raised, in any objection to the Plan, and any such objections have been fully and fairly litigated.

ZZ.            Retention of Jurisdiction.

53.       The Court may, and upon the Effective Date shall, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Section 13.1 of the Plan and section 1142 of the Bankruptcy Code.

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

I.                Confirmation.

54.       The Plan annexed hereto as Exhibit A and each of its provisions, as modified pursuant to section 1127 of the Bankruptcy Code, are hereby approved and CONFIRMED under section 1129 of the Bankruptcy Code.  The terms of the Plan and the Plan Supplement, each as may be modified, are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.

II.              Plan Supplement.

55.       The documents contained in the Plan Supplement and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Zonda Plan Debtors at the Combined Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Zonda Plan Debtors, are authorized and approved.

III.            Modifications to the Plan.

56.       The modifications to the Plan, including, without limitation, the modifications to the Plan and the Plan Supplement since the commencement of solicitation, constitute technical changes and do not materially adversely affect or change the treatment of any

Claims.  Accordingly, pursuant to Bankruptcy Rule 3019 and in accordance with Section 14.2 of the Plan, such modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that Holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  To the extent any creditor or party in interest has not accepted the modifications to the Plan in writing, the treatment of Claims of any such creditors under the Plan, as modified, is not adverse and, pursuant to Local Rule 3019-1, Holders of Claims who voted to accept the solicitation version of the Plan are deemed to accept the Plan as modified.  Prior to the Effective Date, and subject to the prior written consent of SHI, the Zonda Plan Debtors may make additional appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Court.

IV.             Omission of Reference to Particular Plan Provisions.

57.       The failure to specifically describe or include any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Plan be approved and confirmed in its entirety.

V.               Solicitation and Notice.

58.       The Combined Hearing Notice complied with the terms of the Scheduling Order, was appropriate and satisfactory based on the circumstances of these Chapter 11 Cases, and was in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.  The solicitation of votes on the Plan and the Solicitation Packages complied with the solicitation procedures in the Solicitation Procedures Motion and the Scheduling Order, were appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and were in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.  The Zonda Plan Debtors solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation.  The Zonda Plan Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, professionals, accountants, and attorneys participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the solicitation of votes under the Plan, and therefore are not, and on account of such solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan.

VI.             Vesting of Assets.

59.       On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, if the Zonda Plan Debtors Prevail in the Zonda Arbitration, all property of each Zonda Plan Debtor’s Estate, including, but not limited to, all rights, claims, and Causes of Action, shall vest in such Reorganized Zonda Debtors  free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan or this Confirmation Order.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, on or after the Effective Date, the Reorganized Zonda Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Plan or in this Confirmation Order.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, except as provided in the Plan or this Confirmation Order, on the Effective Date, the proceeds of the Liquidation Trust Funding Amount Escrow Account and the Liquidation Trust Assets shall be transferred to the Liquidation Trust, free and clear as provided in the Plan and the Liquidation Trust Agreement.

60.       This Confirmation Order is binding on all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, registrars of patents, trademarks, or other intellectual property, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other Persons and Entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease (collectively, the “Recordation Officers”).  Each and every Recordation Officer is authorized, from and after the Effective Date, to strike all Claims, Interests, Liens, or other encumbrances in or against the Zonda Plan Debtors’ assets from their records, official and otherwise, without further order of the Court or act of any party.  Each and every Recordation Officer is authorized to file, record, and/or register any and all documents and instruments presented to consummate or memorialize the Plan and the Plan Documents.

61.       The terms and provisions of the Plan and this Confirmation Order shall upon the Effective Date be binding in all respects upon (a) the Zonda Plan Debtors and their affiliates, (b) all known and unknown creditors of, and holders of equity security interests in, any Zonda Plan Debtor, including any holders of Claims, Interests, Liens, and other encumbrances, (c) the Released Parties, and (d) all interested parties, and all successors and assigns of any of the foregoing.

62.       If the Zonda Plan Debtors Prevail in the Zonda Arbitration, the  Reorganized Zonda Debtors and the Zonda Plan Debtors, shall be discharged, on the Effective Date, from all Claims, Interests, Liens, other encumbrances, and liabilities of any kind or nature whatsoever, to the fullest extent permitted under section 1141 of the Bankruptcy Code, except as otherwise specifically set forth in the Plan or this Confirmation Order;  provided, however, for the avoidance of doubt, if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, and the Liquidation Trust is formed, there shall be no discharge.

63.       Pursuant to section 1141(c) and 363(f) of the Bankruptcy Code, on the Effective Date, all Persons are forever prohibited and enjoined from taking any action against the Reorganized Zonda Debtors,  the Zonda Plan Debtors, or the Liquidation Trust, as applicable, based on any Claims, Interests, Liens, and other encumbrances, to the extent such Claims, Interests, Liens, and other encumbrances are released or discharged pursuant to the terms of the Plan and this Confirmation Order.

VII.           Plan Implementation Authorization.

64.       The Reorganized Zonda Debtors, the Zonda Plan Debtors, or the Liquidation Trust, as applicable, and their respective directors, officers, members, agents, and attorneys, and financial advisors are authorized and empowered from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, release, or other agreement or document related to the Plan, including the Liquidation Trust Agreement, any other document included in the Plan Supplement, or any document related or ancillary thereto (each according to their terms), as the same may be modified, amended, and supplemented, and to take any action necessary or appropriate to implement, effectuate, consummate, or further evidence the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan whether or not specifically referred to in the Plan or any Plan Document, without further order of the Court.  To the extent applicable, any or all such documents shall be accepted upon presentment by each of the respective state filing offices and recorded in accordance with the applicable law and shall become effective in accordance with their terms and the provisions of applicable law.  Pursuant to the applicable provisions of the business corporation laws of the British Virgin Islands, and the general corporate law of Delaware, or any other jurisdiction, as applicable, no action of the Zonda Plan Debtors’ boards of directors or the Reorganized Zonda Debtors’ boards of directors will be required to authorize the Reorganized Zonda Debtors, the Zonda Plan Debtors, or the Liquidation Trust, as applicable, to enter into, execute and deliver, adopt, or amend, as the case may be, any such contract, instrument, release, or other agreement or document related to the Plan, and following the Effective Date, each of the Plan Documents will be a legal, valid, and binding obligation of the Reorganized Zonda Debtors, the Zonda Plan Debtors, or the Liquidation Trust, as applicable, enforceable against the Reorganized Zonda Debtors, the Zonda Plan Debtors, or the Liquidation Trust in accordance with the respective terms thereof.

VIII.          Restructuring Transactions.

65.       If the Zonda Plan Debtors Prevail in the Zonda Arbitration, subject to the terms of the Plan and the Plan Documents, from and after the Effective Date, the Reorganized Zonda Debtors, are authorized to take all actions as may be necessary or appropriate to satisfy the Zonda Plan Debtors’ springing obligations under the New First Lien Notes and the New Second Lien PIK Toggle Notes, including, without limitation:  (a) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree;  (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree;  (c) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases;  (d) the filing and/or execution of appropriate limited liability company agreements, certificates, or articles of incorporation or organization, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law, and amendments or amendments and restatements of the foregoing;  (e) the consummation of the transactions contemplated by the New First Lien Notes Documentation and the New Second Lien PIK Toggle Notes Documentation, and the execution thereof;  and (f) all other actions that the applicable Entities determine to be necessary or appropriate to give effect to the Plan, including making filings or recordings that may be required by applicable law.

IX.             Certain Securities Law Matters.

66.       If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust Interests, which will be distributed to the Holders of Allowed Zonda Deficiency Claims on account of such Claims, shall not be “securities” under federal and state securities laws, or to the extent they are “securities,” their issuance shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable United States laws requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code.  The Plan and Liquidation Trust Agreement prohibit the transfer or assignment of the Liquidation Trust Interests except by will, intestate succession or by operation of law.  To the extent that the Liquidation Trust Interests are “securities,” the Liquidation Trust Interests will be not be required to be registered under Section 12(g) of the Exchange Act.

X.              Plan Classification Controlling.

67.       The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on the Ballots tendered to or returned by the Zonda Plan Debtors’ creditors in connection with voting on the Plan (a) were set forth on the Ballots for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for distribution purposes, and (c) shall not be binding on the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust as applicable.

XI.             Preservation of Claims and Causes of Action.

68.       The preservation of Retained Actions pursuant to Section 7.3 of the Plan, is fair and reasonable and is approved.

XII.           General Powers, Rights, and Responsibilities of the Liquidation Trustee.

69.       If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trustee shall have authority and right to carry out and implement all provisions of the Plan on behalf of the Zonda Plan Debtors, as provided in the Liquidation Trust Agreement and Section 6.4 of the Plan.

XIII.         Directors and Officers of the Reorganized Zonda Debtors or the Zonda Plan Debtors, as Applicable.

70.       If the Zonda Plan Debtors Prevail in the Zonda Arbitration, the officers of the respective Zonda Plan Debtors immediately before the Effective Date shall serve as the initial officers of each of the respective Reorganized Zonda Debtors on or after the Effective Date and in accordance with any employment agreement with the Reorganized Zonda Debtors and applicable nonbankruptcy law.  After the Effective Date, the selection of officers of the Reorganized Zonda Debtors shall be as provided by their respective organizational documents.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trustee will select the composition of the boards of directors and officers of the Zonda Plan Debtors.  To the extent applicable, the members of the board of directors for each of the Reorganized Zonda Debtors after the Effective Date shall be determined as set forth in the Reorganized Zonda Debtors’ organizational documents.  The Zonda Plan Debtors have disclosed the identities of the members of each board of directors of the Reorganized Zonda Debtors if the Zonda Plan Debtors Prevail in

the Zonda Arbitration and if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration as required pursuant to section 1129(a)(5) of the Bankruptcy Code.

XIV.          Distributions Under the Plan.

71.       The provisions of Article VIII and Section 6.4 of the Plan, including, without limitation, the provisions governing distributions, are fair and reasonable and are approved.

XV.           Disputed Claims.

72.       The provisions of Article IX of the Plan, including, without limitation, the provisions governing procedures for resolving Disputed Claims, are fair and reasonable and are approved.

XVI.          Executory Contracts.

73.       In accordance with Section 10.1 of the Plan, on the Effective Date, except as otherwise provided in the Plan, each Executory Contract and Unexpired Lease not previously rejected, assumed, or assumed and assigned by the Zonda Plan Debtors during these Chapter 11 Cases or pursuant to the Plan shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (a) has previously been assumed by order of the Bankruptcy Court in effect as of the Effective Date (which order may be this Confirmation Order);  (b) is the subject of a motion to assume filed on or before the Effective Date;  (c) is identified on the Schedule of Assumed Executory Contracts or Unexpired Leases filed in the Plan Supplement;  or (d) has expired or terminated pursuant to its own terms.

74.       Subject to the occurrence of the Effective Date, entry of this Confirmation Order by the Court shall constitute approval of the assumptions provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code and a determination by the Court that the Reorganized Zonda Debtors have provided adequate assurance of future performance under such assumed Executory Contracts and Unexpired Leases.  In accordance with the Plan, all Executory Contracts and Unexpired Leases not listed on the Schedule of Assumed Executory Contracts and Unexpired Leases on the Effective Date shall be deemed rejected by the Zonda Plan Debtors.  Any objection to the rejection of an Executory Contract or Unexpired Lease (each, a  “Rejection Objection”) shall be scheduled for a hearing before the Court at a time and date to be scheduled by the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, in consultation with the Court.

XVII.         Approval of Liquidation Trust.

75.       The Formation of the Liquidation Trust pursuant to Article VI of the Plan and the Liquidation Trust Agreement, filed as Exhibit A to the Plan Supplement,  is approved.

XVIII.       Exemption from Certain Transfer Taxes.

76.       If the Zonda Plan Debtors Prevail in the Zonda Arbitration, to the fullest extent permitted by applicable law, all sale transactions and asset transfers consummated by the Zonda Plan Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any issuance, sale, and/or transfer effectuated under the Plan, the sale by the Zonda Plan Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Zonda Plan Debtors of their interests in Executory Contracts or Unexpired Leases pursuant to section 365(a) of the Bankruptcy Code, and the creation, modification, consolidation, or recording of any mortgage or security interest pursuant to the terms of the Plan shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.  This Confirmation Order is and shall be binding upon and shall govern the acts of all entities, including, without limitation, all Recordation Officers.

XIX.          Federal Income Tax Treatment of the Liquidation Trust.

77.       The Federal Income Tax Treatment of the Liquidation Trust pursuant to Section 6.7 of the Plan is approved.

XX.           [Reserved].

78.       [Reserved]

XXI.         Term of Injunctions or Stays.

79.       Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.  Notwithstanding anything to the contrary in the Plan or this Confirmation Order, neither the Plan nor this Confirmation Order shall limit, impair, or otherwise affect the Court’s ability to enter an order lifting any stay that is in effect.

XXII.        Releases, Exculpations, and Injunctions.

80.       Subject to this Confirmation Order, the release, exculpation, and injunction provisions set forth in Article XII of the Plan approved and shall be effective and binding on all persons and entities to the extent provided and limited therein and in paragraphs 82 and 83 of this Order.

XXIII.      Governmental Units.

81.       As to any Governmental Unit, nothing in the Plan or this Confirmation Order shall limit or expand the scope of discharge, release, or injunction to which the Zonda Plan Debtors or Reorganized Zonda Debtors are entitled to under the Bankruptcy Code, if any.  The discharge, release, and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar any Governmental Unit from, subsequent to this Confirmation Order, pursuing any police or regulatory action.

82.       Accordingly, notwithstanding anything contained in the Plan or this Confirmation Order to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, impair, or otherwise preclude:  (a) any liability to any Governmental Unit that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code;  (b) any Claim of any Governmental Unit arising on or after the Confirmation Date;  (c) any valid right of setoff or recoupment of any Governmental Unit against any of the Zonda Plan Debtors;  or (d) any liability of the Zonda Plan Debtors or Reorganized Zonda Debtors under police or regulatory statutes or regulations to any Governmental Unit as the owner, lessor, lessee, or operator of property that such entity owns, operates, or leases after the Confirmation Date.  Nor shall anything in this Confirmation Order or the Plan:  (i) enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (ii) divest any court, commission, or tribunal of jurisdiction to determine whether any liabilities asserted by any Governmental Unit are discharged or otherwise barred by this Confirmation Order, the Plan, or the Bankruptcy Code.

83.       Moreover, nothing in this Confirmation Order or the Plan shall release or exculpate any non-Zonda Plan Debtor, including any Released Parties, from any liability to any Governmental Unit, including, but not limited to, any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in this Confirmation Order or the Plan enjoin any Governmental Unit from bringing any claim, suit, action, or other proceeding against the Released Parties for any liability whatsoever;  provided, however, that the foregoing sentence shall not limit the scope of discharge, if any, granted to the Zonda Plan Debtors under sections 524 and 1141 of the Bankruptcy Code.

XXIV.       Governmental Approvals.

84.       Each federal, state, commonwealth, local, foreign, or other governmental agency is directed and authorized to accept the validity of (a) any and all documents, trust agreements, mortgages, and instruments, and (b) all actions of the Zonda Plan Debtors that are necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan, this Confirmation Order, and the agreements created or contemplated by the Plan or this Confirmation Order, without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.

XXV.        Injunction Against Interference with Plan.

85.       Upon entry of this Confirmation Order, all Holders of Claims or Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

XXVI.       Notice of Entry of Confirmation Order and Effective Date.

86.       On or before the fourteenth (14th) day following the date of entry of this Confirmation Order, the Zonda Plan Debtors or Reorganized Zonda Debtors, as applicable, shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and interest holders, the U.S. Trustee, and other parties in interest, by causing notice of entry of this Confirmation Order (the “Notice of Confirmation”), to be delivered to such parties by first-class mail, postage prepaid.  The Zonda Plan Debtors or the Reorganized Zonda Debtors, as applicable, shall also post the Notice of Confirmation on the website maintained by the Solicitation Agent, at http://cases.primeclerk.com/pacificdrilling/ (the “Case Website”).  The notice described herein is adequate under the circumstances, and no other or further notice is necessary.

XXVII.      Notice of Effective Date.

87.       As soon as practicable after the occurrence of the Effective Date, the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, shall serve notice of the Effective Date on all creditors and interest holders, the U.S. Trustee, and other parties in interest, by causing notice of the Effective Date in the form annexed hereto as Exhibit B (“Notice of Effective Date”) to be delivered to such parties by first-class mail, postage prepaid.  The Reorganized Zonda Debtors or the Liquidation Trust, as applicable, shall also post the Notice of Effective Date on the Case Website.  The Notice of Effective Date shall include notice of the deadline for (a) filing Proofs of Claim arising out of rejection of Executory Contracts or Unexpired Leases upon the Effective Date and (b) filing Administrative Claims.

XXVIII.    Retention of Jurisdiction.

88.       Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, this Court shall retain exclusive jurisdiction with respect to all matters arising from or related to the Chapter 11 Cases, the Plan, and the implementation of this Confirmation Order, including, without limitation, those matters set forth in Article XIII of the Plan, including, all Retained Actions by or on behalf of the Zonda Plan Debtors, Reorganized Zonda Debtors, or the Liquidation Trust.

XXIX.       Payment of Statutory Fees.

89.       All fees payable pursuant to section 1930 of title 28 of the United States Code, together with any interest pursuant to section 3717 of title 31 of the United States Code, shall continue to be paid by the Zonda Plan Debtors,  the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, on the earlier of when due or the Effective Date.  All applicable post-confirmation statutory fees shall continue to be paid until the cases are closed, dismissed, or converted to chapter 7.

XXX.        Payment of Professionals After the Effective Date.

90.       The Reorganized Zonda Debtors or the Liquidation Trust, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course without the need for Bankruptcy Court approval.

XXXI.       Funding of Professional Fee Escrow.

91.       On the Effective Date, the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount.

XXXII.      Documents, Mortgages, and Instruments.

92.       Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan.

XXXIII.    Activities in Anticipation of the Effective Date.

93.       The Zonda Plan Debtors are hereby authorized and empowered to take all necessary steps, and pay all related expenses, in anticipation of the Effective Date, including, without limitation, effectuating the transactions contemplated by the Plan and this Confirmation Order.

XXXIV.    Substantial Consummation.

94.       On the Effective Date, the Plan shall be deemed to be substantially consummated pursuant to sections 1101 and 1127(b) of the Bankruptcy Code.

XXXV.     Severability.

95.       This Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be amended in accordance with Section 14.2 of the Plan, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or amended other than in accordance with Section 14.2 of the Plan, and (c) non-severable and mutually dependent.

XXXVI.    Immediate Binding Effect.

96.       Pursuant to section 1141, as applicable, and the other applicable provisions of the Bankruptcy Code, on or after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the terms of the Plan (including all documents and agreements executed pursuant thereto or in connection therewith), the Plan Supplement, and this Confirmation Order shall be immediately effective and enforceable and shall bind the Zonda Plan Debtors, the Reorganized Zonda Debtors, the Liquidation Trust the Released Parties, the Exculpated Parties, all Holders of Claims and Interests (irrespective of whether such Claims or Interests are Impaired under the Plan or whether the Holders of such Claims or Interests accepted or are deemed to have accepted the Plan), any other person giving, acquiring, or receiving property under the Plan, any and all non-Zonda Plan Debtor parties to Executory Contracts and Unexpired Leases with any of the Zonda Plan Debtors, any other party in interest in these Chapter 11 Cases, and the respective heirs, executors, administrators, successors, or assigns, if any, of any of the foregoing.  On the Effective Date, the releases,  discharges, exculpations, and injunctions set forth in the Plan and approved by this Order shall be effective and binding on Persons who may have had standing to assert any released, discharged, exculpated, or enjoined Causes of Action after the Effective Date.

XXXVII.  Conflicts Between Confirmation Order and the Plan.

97.       To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and provisions contained in this Confirmation Order shall govern.  The provisions of this Confirmation Order are integrated with each other and are non-severable and mutually dependent unless expressly stated by further order of this Court.

XXXVIII. Stay of Confirmation.

98.       The requirements under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of 14 days after entry of the order are hereby waived.  This Confirmation Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(g), 6006(d), or 7062.

XXXIX.    Modifications and Amendments.

99.       The Plan may be amended, modified, or supplemented by the Zonda Plan Debtors in accordance with Section 14.2 of the Plan.

XL.            Final Order.

100.     This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

XLI.          Post-Confirmation Reporting.

101.     The Zonda Plan Debtors shall continue to file post-confirmation monthly operating reports until the cases are closed, dismissed, or converted to chapter 7, and shall file the reports required under Local Rule 3020.

Dated:	January 30, 2019
New York, New York

/s/ Michael E. Wiles
THE HONORABLE MICHAEL E. WILES
UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Modified Amended Joint Plan of Liquidation/Reorganization

Exhibit B

Notice of Effective Date